                                                                    Exhibit 10.2



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              QUANTUM CORPORATION,



                       BENCHMARK STORAGE INNOVATIONS, INC.

                                       AND

                      JESSE AWEIDA, AS STOCKHOLDERS' AGENT




                                September 5, 2002

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                                TABLE OF CONTENTS
                                -----------------

                                                                                 Page
                                                                                 ----
ARTICLE I THE MERGER .........................................................      1
   Section 1.1   The Merger ..................................................      1
   Section 1.2   Closing .....................................................      2
   Section 1.3   Effective Time ..............................................      2
   Section 1.4   Effect of the Merger ........................................      2
   Section 1.5   Certificate of Incorporation; Bylaws ........................      2
   Section 1.6   Directors; Officers .........................................      3
   Section 1.7   Effect on Capital Stock .....................................      3
   Section 1.8   Surrender of Certificates ...................................      7
   Section 1.9   No Further Ownership Rights in Company Capital Stock ........      9
   Section 1.10  Lost, Stolen or Destroyed Certificates ......................      9
   Section 1.11  Tax Consequences ............................................      9
   Section 1.12  Taking of Necessary Action; Further Action ..................     10

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY .....................     10
   Section 2.1   Organization, Standing and Power ............................     11
   Section 2.2   Capitalization; Title to the Shares .........................     11
   Section 2.3   Authority ...................................................     12
   Section 2.4   Financial Statements ........................................     13
   Section 2.5   Absence of Certain Changes ..................................     14
   Section 2.6   Absence of Undisclosed Liabilities ..........................     15
   Section 2.7   Litigation ..................................................     15
   Section 2.8   Restrictions on Business Activities .........................     15
   Section 2.9   Governmental Authorization ..................................     15
   Section 2.10  [Intentionally omitted] .....................................     16
   Section 2.11  Title to Property ...........................................     16
   Section 2.12  Technology and Intellectual Property ........................     16
   Section 2.13  Environmental Matters .......................................     21
   Section 2.14  Taxes .......................................................     22
   Section 2.15  Employee Benefit Plans ......................................     23
   Section 2.16  [Intentionally omitted] .....................................     26
   Section 2.17  Labor and Employee Matters ..................................     26
   Section 2.18  Interested Party Transactions ...............................     27
   Section 2.19  Insurance ...................................................     27
   Section 2.20  Compliance With Laws ........................................     27
   Section 2.21  Minute Books ................................................     28
   Section 2.22  Complete Copies of Materials ................................     28
   Section 2.23  Stockholder Agreements; Irrevocable Proxies .................     28
   Section 2.24  Vote Required ...............................................     28
   Section 2.25  Brokers' and Finders' Fees ..................................     28
   Section 2.26  Board Approval ..............................................     28
   Section 2.27  Customers and Suppliers .....................................     29

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
   Section 2.28  Material Contracts ..........................................     29
   Section 2.29  No Breach of Material Contracts .............................     30
   Section 2.30  Third Party Consents ........................................     30
   Section 2.31  Material Third Party Consents ...............................     30
   Section 2.32  Product Releases ............................................     30
   Section 2.33  [Intentionally omitted] .....................................     30
   Section 2.34  [Intentionally omitted] .....................................     31
   Section 2.35  State Takeover Statutes .....................................     31
   Section 2.36  Accounts Receivable .........................................     31
   Section 2.37  Inventory ...................................................     31
   Section 2.38  Warranty Obligations ........................................     31
   Section 2.39  Representations Complete ....................................     32

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT .........................     32
   Section 3.1   Organization, Standing and Power ............................     32
   Section 3.2   Capital Structure ...........................................     33
   Section 3.3   Authority ...................................................     33
   Section 3.4   SEC Documents; Financial Statements .........................     34
   Section 3.5   Stockholder Approval ........................................     34
   Section 3.6   Approval ....................................................     34
   Section 3.7   Absence of Certain Changes ..................................     34
   Section 3.8   Brokers' and Finders' Fees ..................................     35
   Section 3.9   Representations Complete ....................................     35

ARTICLE IV CONDUCT PRIOR TO THE CLOSING DATE .................................     35
   Section 4.1   Conduct of Business of the Company ..........................     35
   Section 4.2   Restriction on Conduct of Business of the Company ...........     36
   Section 4.3   Solicitation ................................................     38
   Section 4.4   Stockholder Approval ........................................     39
   Section 4.5   Further Information .........................................     39

ARTICLE V ADDITIONAL AGREEMENTS ..............................................     39
   Section 5.1   Preparation of Permit Application, Hearing Request,
                 Hearing Notice and Information Statement ....................     39
   Section 5.2   Access to Information .......................................     40
   Section 5.3   Confidentiality .............................................     41
   Section 5.4   Public Disclosure ...........................................     41
   Section 5.5   Consents; Cooperation .......................................     42
   Section 5.6   Legal Requirements ..........................................     42
   Section 5.7   Blue Sky Laws ...............................................     43
   Section 5.8   Employee Benefit Plans; Options .............................     43
   Section 5.9   [Intentionally omitted] .....................................     43
   Section 5.10  Listing of Additional Shares ................................     43
   Section 5.11  [Intentionally omitted] .....................................     44
   Section 5.12  Expenses ....................................................     44
   Section 5.13  Warrants ....................................................     44
   Section 5.14  Reasonable Efforts and Further Assurances ...................     44
   Section 5.15  Indemnification .............................................     44

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
   Section 5.16  Termination of Pension Plan ...................................   45
   Section 5.17  Information Supplied ..........................................   45
   Section 5.18  Registration Statement ........................................   45
   Section 5.19  FIRPTA Certificate ............................................   46
   Section 5.20  [Intentionally Omitted] .......................................   46
   Section 5.21  Affiliate Agreements ..........................................   46
   Section 5.22  Company Technology ............................................   46

ARTICLE VI CONDITIONS TO THE CLOSING ...........................................   47
   Section 6.1   Conditions to Obligations of Each Party to Effect the Merger ..   47
   Section 6.2   Additional Conditions to Obligations of the Company ...........   48
   Section 6.3   Additional Conditions to the Obligations of Parent ............   48
   Section 6.4   Frustration of Conditions .....................................   51

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER ..................................   51
   Section 7.1   Termination ...................................................   51
   Section 7.2   Effect of Termination .........................................   52
   Section 7.3   Expenses and Termination Fees .................................   52
   Section 7.4   Amendment .....................................................   52
   Section 7.5   Extension; Waiver .............................................   53
   Section 7.6   Alternative Acquisition Structure .............................   53

ARTICLE VIII ESCROW AND INDEMNIFICATION ........................................   53
   Section 8.1   Escrow Fund ...................................................   53
   Section 8.2   Indemnification ...............................................   53
   Section 8.3   Escrow Period .................................................   54
   Section 8.4   Claims upon Escrow Fund .......................................   54
   Section 8.5   Objections to Claims ..........................................   56
   Section 8.6   Resolution of Conflicts; Arbitration ..........................   56
   Section 8.7   Stockholders' Agent ...........................................   57
   Section 8.8   Actions of the Stockholders' Agent ............................   57
   Section 8.9   Third-Party Claims ............................................   57

ARTICLE IX GENERAL PROVISIONS ..................................................   58
   Section 9.1   Survival ......................................................   58
   Section 9.2   Notices .......................................................   58
   Section 9.3   Interpretation ................................................   59
   Section 9.4   Counterparts ..................................................   59
   Section 9.5   Entire Agreement; Nonassignability; Parties in Interest .......   60
   Section 9.6   Severability ..................................................   60
   Section 9.7   Governing Law .................................................   60
   Section 9.8   Rules of Construction .........................................   61
   Section 9.9   Specific Performance ..........................................   61

EXHIBITS
Exhibit A        -   Form of Stockholder Agreement

Exhibit B        -  Form of Escrow Agreement
Exhibit C        -  Form of Lock-Up Agreement
Exhibit D        -  Form of Confidential Information and Invention Assignment
                    Agreement
Exhibit E        -  Earnout
Exhibit F        -  Exchange Ratio
Exhibit G        -  Cash Consideration Allocation
Exhibit H        -  Earnout Allocation
Exhibit I        -  IRS Notice
Exhibit J        -  Form of Affiliate Agreement
Exhibit K        -  Form of Company Legal Opinion


SCHEDULES

Schedule 1.8        Preliminary Conversion Schedule
Schedule 2.2(b)     Capitalization
Schedule 5.8(a)     Option and Rights Holders
Schedule 5.8(b)     Company Grants Consideration
Schedule 5.21       Affiliates
Schedule 6.3(g)     Employees Required to Remain with the Company
Schedule 6.3(i)     Stockholders required to Enter into Lock-Up Agreements


INDEX OF DEFINED TERMS

Additional Shares ......................................................       5
Affiliate ..............................................................      46
Agreement ..............................................................       1
Alternative Acquisition Structure ......................................      53
Ancillary Agreements ...................................................      12
Antitrust Laws .........................................................      42
Associated Rights ......................................................       3
Balance Sheet Date .....................................................      14
Cash Consideration .....................................................       3
Closing ................................................................       2
Closing Date ...........................................................       2
COBRA ..................................................................      24
Code ...................................................................       1
Commissioner ...........................................................      45
Company ................................................................       1
Company Authorizations .................................................      16
Company Board ..........................................................       3
Company Bylaws .........................................................      36
Company Capital Stock ..................................................       4
Company Certificate ....................................................       6
Company Certificate of Incorporation ...................................       5
Company Common Stock ...................................................       3

Company Common Stock Exchange Ratio .......................................    4
Company Disclosure Schedule ...............................................   10
Company Employee Plans ....................................................   23
Company Fees and Expenses .................................................   52
Company Grants ............................................................   43
Company Intellectual Property .............................................   16
Company Material Adverse Effect ...........................................   10
Company Options ...........................................................    3
Company Preferred Stock ...................................................    4
Company Stock Option Plan .................................................    5
Company Stock Plans .......................................................    5
Company Stock Rights ......................................................    5
Company Technology ........................................................   16
Company Warrants ..........................................................    5
Computer Software .........................................................   16
Confidentiality Agreement .................................................   41
Copyrights ................................................................   16
CSL .......................................................................   13
Damages ...................................................................   54
December 31, 2001 Balance Sheet ...........................................   13
Delaware Law ..............................................................    1
Dissenting Shares .........................................................    6
Earnout ...................................................................    4
Earnout Shares ............................................................    4
Effective Time ............................................................    2
Environmental Claim .......................................................   22
Environmental Laws ........................................................   22
ERISA .....................................................................   23
ERISA Affiliate ...........................................................   23
Escrow Agent ..............................................................   53
Escrow Fund ...............................................................   53
Escrow Period .............................................................   54
Escrow Shares .............................................................    8
Exchange Act ..............................................................   29
Exchange Agent ............................................................    7
Exchange Ratios ...........................................................    5
Fairness Hearing ..........................................................   13
Final Conversion Schedule .................................................    8
Financial Statements ......................................................   13
Foreign Plan ..............................................................   25
Governmental Entity .......................................................   13
Hearing Notice ............................................................   39
Hearing Request ...........................................................   39
HSR Act ...................................................................   13
Indebtedness ..............................................................   12
Indemnity Threshold .......................................................   54
Information Statement .....................................................   39
Intellectual Property .....................................................   17

Inventor-Developed Intellectual Property .................................    17
Inventor-Developed Technology ............................................    17
Inventors ................................................................    17
IRS ......................................................................    23
knowledge ................................................................    10
License Agreements .......................................................    17
Material Contracts .......................................................    29
Materials of Environmental Concern .......................................    22
Merger ...................................................................     1
Merger Consideration .....................................................     5
Merger Sub ...............................................................    53
Notice Materials .........................................................    39
Officer's Certificate ....................................................    54
Option and Rights Holders ................................................    43
Parent ...................................................................     1
Parent Common Stock ......................................................     3
Parent Disclosure Schedule ...............................................    32
Parent SEC Documents .....................................................    34
Parent Stock Price .......................................................     6
Patents ..................................................................    17
Permit Application .......................................................    45
Plan .....................................................................    45
Preliminary Conversion Schedule ..........................................     8
SEC ......................................................................    34
Securities Act ...........................................................    34
Series A1 Preferred Stock ................................................     4
Series A1 Preferred Stock Exchange Ratio .................................     4
Series A2 Preferred Stock ................................................     4
Series A2 Preferred Stock Exchange Ratio .................................     4
Series B Preferred Stock .................................................     4
Series B Preferred Stock Exchange Ratio ..................................     4
Series C Preferred Stock .................................................     4
Series C Preferred Stock Exchange Ratio ..................................     4
Stockholder Agreements ...................................................     1
Stockholders' Agent ......................................................     1
Superior Proposal ........................................................    39
Surviving Corporation ....................................................     2
Takeover Proposal ........................................................    38
Tax Return ...............................................................    23
Tax, Taxes, Taxable ......................................................    23
Technology ...............................................................    17
Total Consideration ......................................................     4
Total Parent Shares ......................................................     3
Trade Secrets ............................................................    17
Trademarks ...............................................................    17
U.S. GAAP ................................................................    13
Valuation Date ...........................................................    55
Voting Debt ..............................................................    12

WARN Act .................................................................    27
Warranty Obligations .....................................................    31

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 5, 2002, by and among Quantum Corporation, a Delaware corporation ("Parent"), Benchmark Storage Innovations, Inc., a Delaware corporation (the "Company"), and Jesse Aweida, as Stockholders' Agent (the "Stockholders' Agent").

                                    RECITALS

         WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its stockholders to consummate, the merger (the "Merger") of the Company with and into Parent, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Board of Directors of the Company, having carefully considered the long-term prospects and interests of the Company and its stockholders, has approved the transactions contemplated hereby and has resolved to recommend to the stockholders of the Company the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and the holders of at least a majority of the outstanding shares of Company Common Stock and the holders of at least a majority of the outstanding shares of Company Preferred Stock have entered into Stockholder Agreements in the form of Exhibit A attached hereto (the "Stockholder Agreements"), pursuant to which, among other things, such holders have agreed to vote shares of Company Common Stock and/or Company Preferred Stock held by them in favor of approval and adoption of this Agreement; and

         WHEREAS, the Boards of Directors of each of Parent and the Company have approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law ("Delaware Law"); and

         WHEREAS, it is intended that the Merger qualify as a reorganization and this Agreement constitutes a plan of reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger

         At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, the Company shall be merged with and into Parent, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation. Parent, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         Section 1.2 Closing

         The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Palo Alto, California time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto.

         Section 1.3 Effective Time

         Upon the terms and subject to the conditions set forth in Article VI of this Agreement the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware. The parties hereto shall make all other filings, recordings or publications required by all applicable law in connection with the Merger. The Merger shall become effective at the time specified in the certificate of merger, which specified time shall be a time on the Closing Date (the time at which the Merger becomes effective being the "Effective Time").

         Section 1.4 Effect of the Merger

         At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Parent shall become the debts, liabilities, and duties of the Surviving Corporation.

         Section 1.5 Certificate of Incorporation; Bylaws

         (a) Immediately after the Effective Time of the Merger, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Parent as in effect immediately prior to the Effective Time, and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation of the Surviving Corporation.

         (b) Immediately after the Effective Time of the Merger, the bylaws of Surviving Corporation shall be the bylaws of Parent as in effect immediately prior to the Effective Time, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

         Section 1.6 Directors; Officers

         (a) The directors of Parent at the Effective Time of the Merger shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In furtherance thereof, the Company shall secure, effective at the Effective Time of the Merger, resignations of all of its incumbent directors then serving as members of the board of directors of the Company (the "Company Board").

         (b) The officers of Parent at the Effective Time of the Merger shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Section 1.7 Effect on Capital Stock

         By virtue of the Merger and without any action on the part of Parent, the Company or the holders of any of the Company's securities:

         (a) Conversion of Company Capital Stock. The number of shares of common stock, $0.01 par value per share of Parent, together with the associated rights (the "Associated Rights") to purchase shares of Series B Junior Participating Preferred Stock, par value $.01 per share, of Parent issued and issuable pursuant to the Amended and Restated Preferred Shares Rights Agreement between Parent and Harris Trust and Savings Bank, as Rights Agent (the "Parent Common Stock"), to be issued (including Parent Common Stock to be reserved for issuance upon the exercise, prior to the Effective Time of the Merger, of options ("Company Options") to purchase shares of common stock, $.001 par value per share, of the Company ("Company Common Stock") in accordance with the provisions of Section 5.8 hereof (after giving effect to Section 1.7(e))) in exchange for the acquisition by Parent of the Company Capital Stock and all unexpired and unexercised options, warrants and other rights (whether issued or unissued, vested or unvested, earned or unearned, exercisable or unexercisable, or subject to any contingency or triggering event, or otherwise) to acquire Company Capital Stock shall be equal to 13,085,646 (the "Total Parent Shares"), reduced by the number of shares of Parent Common Stock that would otherwise be issuable to the holders of any Dissenting Shares pursuant to the Exchange Ratios and by the number of shares calculated pursuant to the proviso set forth in Section 1.7(a)(5). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger, including as a result of (x) any increase or decrease in the market price of Parent Common Stock prior to the Effective Time not otherwise required by this Section 1.7(a) or (y) any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options, warrants or other rights to acquire Company Common Stock.

         In addition to the Total Parent Shares, Parent will distribute $11,000,000 in immediately available United States funds (the "Cash Consideration") to the holders of the Company Capital Stock and all unexpired and unexercised options, warrants and other rights (whether issued or unissued, vested or unvested, earned or unearned, exercisable or unexercisable, or subject to any contingency or triggering event, or otherwise) to acquire Company Capital Stock (after giving effect to Section 1.7(e)), reduced by the portion of such Cash Consideration that would otherwise be distributed to the holders of any Dissenting Shares pursuant to the Exchange Ratios and subject to adjustment pursuant to the terms of Section 7.3(a). The Cash Consideration, together with the Total Parent Shares, shall be referred to herein as the "Total Consideration".

         In addition to the Total Consideration, Parent will issue up to 1,896,471 additional shares of Parent Common Stock (the "Earnout Shares") on the dates and according to the terms provided in Exhibit E attached hereto, subject to deduction for payment of Damages as provided in Article VIII hereof (the terms of this paragraph and Exhibit E to be referred to herein generally as the "Earnout"). Notwithstanding anything to the contrary in this Agreement, in no event shall the Parent issue more than the Total Parent Shares (less that number of shares calculated pursuant to the proviso set forth in Section 1.7(a)(5)) plus the Cash Consideration plus any shares issuable pursuant to the Earnout in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

         For purposes of this Agreement, "Company Capital Stock" means, collectively, all Company Common Stock; all shares of Series A1 Preferred Stock of the Company (collectively "Series A1 Preferred Stock"); all shares of Series A2 Preferred Stock of the Company (collectively "Series A2 Preferred Stock"); all shares of Series B Preferred Stock of the Company (collectively "Series B Preferred Stock"); all shares of Series C Preferred Stock of the Company (collectively "Series C Preferred Stock" and, together with the Series A1 Preferred Stock, Series A2 Preferred Stock and Series B Preferred Stock, the "Company Preferred Stock").

         Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock:

               (1) Each issued and outstanding share of Company Capital Stock not held by Parent, other than Dissenting Shares, shall be converted into the right to receive from Parent shares of Parent Common Stock and a portion of the Cash Consideration. The number of shares of Parent Common Stock into which each share of Company Preferred Stock and each share of Company Common Stock shall be converted shall be determined by allocating the Total Parent Shares (minus the number of shares of Parent Common Stock that would otherwise be issuable to the holders of any Dissenting Shares) to the holders of Company Capital Stock other than Parent on a fully diluted basis (assuming conversion of all outstanding notes convertible to Company Capital Stock and the exercise of all outstanding Company Warrants, Company Options and other rights to purchase Company Capital Stock, whether vested or unvested and regardless of any restrictions on conversion or exercise) in accordance with the provisions of the Company's Amended and Restated Certificate of Incorporation as in effect immediately prior to the Effective Time and thereby deriving an exchange ratio for each share of Company Common Stock (the "Company Common Stock Exchange Ratio"), an exchange ratio for each share of Series A1 Preferred Stock (the "Series A1 Preferred Stock Exchange Ratio"), an exchange ratio for each share of Series A2 Preferred Stock (the "Series A2 Preferred Stock Exchange Ratio"), an exchange ratio for each share of Series B Preferred Stock (the "Series B Preferred Stock Exchange Ratio"), and an exchange ratio for each share of Series C Preferred Stock (the "Series C Preferred Stock Exchange Ratio", which Series C Preferred Stock Exchange Ratio, together with the Series A1 Preferred Stock Exchange Ratio, the Series A2 Preferred Stock Exchange

     Ratio, the Series B Preferred Stock Exchange Ratio, and the Company Common Stock Exchange Ratio, is hereafter referred to as the "Exchange Ratios"). The method for calculating the Exchange Ratios in accordance with the Company's Amended and Restated Certificate of Incorporation (the "Company Certificate of Incorporation") is set forth on Exhibit F hereto. The Cash Consideration shall be distributed to the holders of Company Capital Stock other than Parent on a fully diluted basis (assuming conversion of all outstanding notes convertible to Company Capital Stock and the exercise of all outstanding Company Warrants, Company Options and other rights to purchase Company Capital Stock, whether vested or unvested and regardless of any restrictions on conversion or exercise) in accordance with the provisions of the Company's Amended and Restated Certificate of Incorporation as in effect immediately prior to the Effective Time. The method for allocating the Cash Consideration in accordance with the Company Certificate of Incorporation is set forth on Exhibit G hereto.

               (2) The number of shares of Parent Common Stock to be issued at the Effective Time and the amount of the Cash Consideration to be distributed at the Effective Time to each holder of Company Common Stock, Series A1 Preferred Stock, Series A2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock other than Parent shall be equal to the amounts calculated in accordance with Exhibit G hereto. The shares of Parent Common Stock and amount of cash issued pursuant to this Section 1.7(a) shall be referred to herein as the "Merger Consideration."

               (3) At any time additional shares ("Additional Shares") of Parent Common Stock are to be issued pursuant to the Earnout, such shares shall be issued and allocated to holders of Company Capital Stock in the manner provided in Exhibit H hereto.

               (4) The Company's Stock Option Plan (the "Company Stock Option Plan"), which is also referred to herein as the "Company Stock Plans", each Company Option and each other right related to the equity securities of the Company granted thereunder (the "Company Stock Rights") in each case outstanding immediately prior to the Effective Time of the Merger shall terminate effective as of the Effective Time of the Merger and all rights under the Company Stock Plans, the Company Options, the Company Stock Rights and any provision of any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the Company Capital Stock shall be cancelled effective as of the Effective Time of the Merger. The Company shall take all action necessary to effectuate the foregoing, including, but not limited to, providing adequate notice and obtaining all consents necessary to (a) cancel all Company Options and Company Stock Rights, and (b) ensure that, at and after the Effective Time of the Merger, no person shall have any right under the Company Stock Plans, any agreements thereunder, or any other plan, program, agreement or arrangement with respect to equity securities of the Company.

               (5) The Company will use all reasonable efforts to ensure that all outstanding warrants to purchase shares of Company Capital Stock (collectively, the "Company Warrants") are exercised in full, whether pursuant to a cashless exercise or otherwise, or surrendered and terminated prior to the Closing without expenditure of funds from the Company such that no Company Warrant shall remain outstanding following the Closing. Any Company Warrant that nonetheless remains outstanding at the Effective Time shall become exercisable for Parent Common Stock and/or cash in accordance with the terms of such Company Warrant; provided that for each Company Warrant exercisable for Company Common Stock assumed by Parent, the Total Parent Shares shall be reduced by $0.20 divided by $4.25 (the "Parent Stock Price") and for each Company Warrant exercisable for Company Preferred Stock, the Total Parent Shares shall be reduced by $1.00 divided by the Parent Stock Price.

           (b) [Intentionally omitted.]

           (c) Adjustments to Exchange Ratios. The Company Common Stock Exchange Ratio, the Series A1 Preferred Stock Exchange Ratio, the Series A2 Preferred Stock Exchange Ratio, the Series B Preferred Stock Exchange Ratio, and the Series C Preferred Stock Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

           (d) Appraisal Rights.

               (1) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.7(a), but the holder thereof shall only be entitled to such rights as are granted by Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

               (2) Notwithstanding the provisions of Section 1.7(d)(1), if any holder of shares of Company Common Stock or Company Preferred Stock who demands appraisal of such holder's shares of Company Common Stock or Company Preferred Stock under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the later of the Effective Time or the occurrence of such event, such holder's shares of Company Common Stock or Company Preferred Stock shall automatically be converted into and represent only the right to receive the Merger Consideration without interest, upon surrender of the certificate or certificates representing such shares of Company Common Stock or Company Preferred Stock (each such certificate, a "Company Certificate") pursuant to Section 1.8.

               (3) The Company shall give Parent (i) prompt notice of any written demands for appraisal or dissenters' rights or payment of the fair value of any shares of Company Common Stock or Company Preferred Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to applicable law and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal of or dissenters' rights on capital stock of the Company or settle, or offer to settle, any such demands.

               (e) Cancellation of Company Capital Stock and Company Warrants Owned by Parent. Notwithstanding Section 1.7(a) or anything to the contrary set forth in this Agreement, at the Effective Time, each share of Company Capital Stock and each Company Warrant owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

               (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, the Escrow Fund and each holder of shares of Company Capital Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by the Escrow Fund or such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the Parent Stock Price.

               Section 1.8   Surrender of Certificates

               (a) Exchange Agent. Computershare Investor Services shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) Parent to Provide Common Stock and Cash Consideration. As soon as possible after the Effective Time (and in no event later than three (3) business days thereafter), Parent shall deliver to the Exchange Agent for exchange and payment in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock and Cash Consideration issuable or distributable pursuant to Section 1.7(a) in exchange for shares of Company Common Stock, Company Preferred Stock and Company Warrants outstanding immediately prior to the Effective Time.

               (c) Exchange Procedures. (A) As soon as possible after the Effective Time (and in no event later than three (3) business days thereafter), the Surviving Corporation shall cause to be mailed to each holder of record of a Company Certificate, whose shares were converted into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock, a portion of the Cash Consideration, and cash in lieu of fractional shares. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.7(a) (less the applicable proportion of the Escrow Shares attributable to such holder), (ii) payment of the amount of the Cash Consideration which such holder has the right to receive pursuant to Section 1.7(a), and (iii) payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.7(f), and the Company Certificate so surrendered shall forthwith be cancelled. No interest shall accrue or be payable with respect to the Cash Consideration. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to the extent set forth in Section 1.8(e), to evidence (i) the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted, (ii) the right to receive a portion of the Cash Consideration in accordance with Section 1.7(a), and (iii) the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(f). As soon as practicable after the Effective Time, and subject to, and in accordance with, the provisions of Article VIII, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing 1,567,388 shares of Parent Common Stock (the "Escrow Shares"), which shall be registered in the name of the Escrow Agent as nominee for the holders of Company Certificates cancelled pursuant to Section
1.7. The Escrow Shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Parent for Damages as provided in Article VIII. Such shares and cash shall be released, subject to and in accordance with the provisions of Article VIII and the Escrow Agreement.

               (d) Conversion Schedule. Attached as Schedule 1.8 is a schedule (the "Preliminary Conversion Schedule") showing the number of shares of Parent Common Stock and amount of the Cash Consideration to be issued or distributed to the holders of Company Common Stock and each series of Company Preferred Stock, subject to reasonable assumptions as to the expected treatment of Company Warrants and the other assumptions set forth therein, and other rights to purchase Company Capital Stock outstanding as of the date hereof and assuming the treatment of the Company Options as provided in Section 5.8. The Company shall prepare a final schedule as of the Effective Time (the "Final Conversion Schedule") showing the number of shares of Parent Common Stock and the amount of Cash Consideration to be issued or distributed to each individual holder of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants (if any) outstanding immediately prior to the Effective Time, and an officer of the Company shall certify that the Final Conversion Schedule has been prepared on a basis consistent with the Preliminary Conversion Schedule and correctly reflects the calculations required to be made pursuant to this Agreement, and the Company shall deliver the Final Conversion Schedule together with such certification to Parent at Closing.

               (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock.

               (f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in, or any amount of the Cash Consideration is to be distributed to, a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in or payment of cash to any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (h) Dissenting Shares. The provisions of this Section 1.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration.

               Section 1.9  No Further Ownership Rights in Company Capital Stock

               All shares of Parent Common Stock and cash issued or distributed upon the surrender for exchange of Company Certificates in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Capital Stock which was outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

               Section 1.10 Lost, Stolen or Destroyed Certificates

               In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, amount of the Cash Consideration, and payment of cash in lieu of fractional shares as may be required pursuant to Section 1.7; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

               Section 1.11 Tax Consequences

               It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of section 368(a) of the Code. The shares of Parent Common Stock to be issued in the Merger are being delivered solely in exchange for Company Capital Stock, and no portion thereof is to be allocated for tax purposes to any of the covenants or undertakings of any party hereto.

               Section 1.12 Taking of Necessary Action; Further Action

               If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole, or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements. Any reference to a "Company Material Adverse Effect" means any event, change or effect that (x) is materially adverse to the condition (financial or otherwise), properties, assets, prospects, liabilities, business, operations or results of operations of the Company and its subsidiaries, taken as a whole, or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement except, for each of (x) and (y) above, to the extent that such event, change, condition or effect results from changes in general economic conditions, or from changes affecting the industry generally in which the Company operates.

               Any reference to a party's "knowledge" means (i) with respect to any natural person, the actual knowledge, of such person, or (ii) with respect to any corporation or entity, the actual knowledge of such party's executive officers and directors (which consist, in the case of the Company, of the following titled officers or directors: Jesse Aweida, Lewis Frauenfelder, Daniel Aweida, George Saliba, Robert Beckemeyer, Michael Befeler, John Herron, Charlene Murphy, Jesse Parker, Steven Berens, and Michael O'Keeffe) provided that such persons shall have made reasonable inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

               Except as disclosed in that section of the document of even date herewith delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations or warranties pertain, the Company represents and warrants to Parent as follows:

               Section 2.1 Organization, Standing and Power

               The Company and each of its subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. Section 2.1 of the Company Disclosure Schedule lists each entity that is a subsidiary or affiliated company, and any other business entity which the Company otherwise directly or indirectly controls. Each of the Company and its subsidiaries has the requisite power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. The Company has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and each of its subsidiaries, each as amended to date, to Parent. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent charter documents, if any. Except for the entities identified in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

               Section 2.2 Capitalization; Title to the Shares

               (a) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which 2,150,031 shares (not including any treasury shares) are issued and outstanding; and (ii) 30,000,000 shares of Company Preferred Stock, of which 2,666,667 shares have been designated Series A1 Preferred Stock all of which are issued and outstanding, 8,000,000 shares have been designated Series A2 Preferred Stock all of which are issued and outstanding, 3,032,000 shares have been designated Series B Preferred Stock all of which are issued and outstanding, and 15,000,000 shares have been designated Series C Preferred Stock, of which 10,102,500 are issued and outstanding. As of the date hereof,
(i) 4,128,333 shares of Company Common Stock are reserved for issuance upon the exercise of options that have been granted and are outstanding pursuant to the Company Stock Option Plan; (ii) 910,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Common Stock warrants and 4,158,250 shares of Series C Preferred Stock are reserved for issuance upon the exercise of outstanding Series C Preferred Stock warrants; and (iii) 2,000,000 shares of Company Common Stock are comitted under certain contracts to issue Common Stock warrants, subject to certain conditions. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Company Certificate of Incorporation. Since the date of the filing of the Company Certificate of Incorporation, there have not occurred any events that would cause any adjustment or readjustment in the applicable conversion prices of such Company Preferred Stock. Each share of Company Preferred Stock is currently convertible into one share of Company Common Stock.

               Except as set forth above, and in Schedule 2.2(b), as of the date hereof, (i) there are no shares of Company Capital Stock or any other securities authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, and (iv) there are no outstanding rights of the Company to repurchase unvested shares of Company Capital Stock.

               There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

               Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

               No Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. For purposes of this Agreement, "Indebtedness" shall mean
(i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),
(ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations. Section 2.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Indebtedness of the Company as of the date of this Agreement.

               (b) Title to the Shares. Schedule 2.2(b) sets forth a true, complete and correct list of each legal and beneficial owner of Company securities and the number and class of such securities owned by each such holder.

               Section 2.3 Authority

               The Company has the requisite power and authority to enter into this Agreement and the other agreements set forth in the exhibits hereto (collectively, the "Ancillary Agreements") to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, except for stockholder approval which will be sought after the date hereof. This Agreement and each Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and (iii) the enforceability of provisions requiring indemnification. The execution and delivery of this Agreement or any Ancillary Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the certificate of incorporation or bylaws, or other equivalent charter documents, as applicable, of the Company or any of its subsidiaries, or (ii) any Material Contract or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except, in the case of clause (ii) above, as set forth in Section 2.3 of the Company Disclosure Schedule. Except for (i) applicable requirements of the hearing (the "Fairness Hearing") to be held pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended (the "CSL"), (ii) the filing and recordation of the certificate of merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of Delaware Law, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable foreign antitrust law, and (iv) if required pursuant to the provisions of Section 5.18, the filing of a Registration Statement on Form S-4, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a "Governmental Entity"), or any private third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

         Section 2.4    Financial Statements

         The Company has previously provided Parent with its audited balance sheet as of December 31, 2001 (the "December 31, 2001 Balance Sheet") and its unaudited balance sheet as of June 30, 2002, and the related statements of results of operations and, with respect to the audited financial statements, statements of cash flows for the fiscal year and the period then ended, including, with respect to the audited financial statements, the notes thereto (the "Financial Statements"). The Financial Statements for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, the Company's independent accountants. The Financial Statements fairly present, in all respects, in accordance with United States generally accepted accounting principles ("U.S. GAAP") consistently applied, the financial position of the Company and its subsidiaries as of such dates and its results of operations and cash flows for such fiscal periods except, in the case of such unaudited statements, for normal recurring year end adjustments which adjustments will not be material, either individually or in the aggregate, and notes.

         Section 2.5   Absence of Certain Changes

         Except as and to the extent set forth in the Financial Statements or in
Section 2.5 of the Company Disclosure Schedule, from December 31, 2001 (the "Balance Sheet Date") to the date of this Agreement the Company and its subsidiaries have not:

         (a)  suffered any Company Material Adverse Effect;

         (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except non-material items incurred in the ordinary course of business and consistent with past practice, which do not exceed $50,000 in the aggregate;

         (c) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the December 31, 2001 Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

         (d) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any liens, except for liens for current taxes not yet due or liens the incurrence of which would not have a Company Material Adverse Effect;

         (e) cancelled any debts or waived any claims or rights of substantial value;

         (f) sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

         (g) granted any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or its subsidiaries (including any such increase pursuant to any bonus, pension, profit sharing, incentive compensation or other plan or commitment), except, in the case of employees other than executive officers of the Company or its subsidiaries, for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

         (h)  made any change in severance policy or practices;

         (i)  entered into any operating lease;

         (j) made any capital expenditure or acquired any property, plant and equipment other than as set forth in Section 2.5(j) of the Company Disclosure Schedule;

         (k) declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or its subsidiaries;

         (l) made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes, or consented to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

         (m) made any change to its accounting methods, principles, policies, procedures or practices, except as may be required by U.S. GAAP;

         (n) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders except for directors' fees, and compensation to officers at rates not inconsistent with the Company's past practice; or

         (o) agreed, whether in writing or otherwise, to take any action described in this Section 2.5.

         Section 2.6  Absence of Undisclosed Liabilities

         Except as and to the extent provided in the December 31, 2001 Balance Sheet, the Company did not have at the Balance Sheet Date any liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured or otherwise) that were not fully reflected or fully reserved against in the December 31, 2001 Balance Sheet or incurred other than in the ordinary course of business, consistent with past practice.

         Section 2.7  Litigation

         There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or its subsidiaries, any of their properties or any of their officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or any of its subsidiaries or, to the knowledge of the Company, any of their directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect. There is no litigation that the Company or any of its subsidiaries has pending against other parties.

         Section 2.8  Restrictions on Business Activities

         There is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company or its subsidiaries, any acquisition of property by the Company or its subsidiaries or the conduct of business by the Company or its subsidiaries as currently conducted.

         Section 2.9  Governmental Authorization

         The Company and its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental

Entity (i) pursuant to which the Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any of its subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations would not reasonably be expected to have a Company Material Adverse Effect.

         Section 2.10 [Intentionally omitted]

         Section 2.11 Title to Property

         The Company and each of its subsidiaries has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the December 31, 2001 Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business, consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the December 31, 2001 Balance Sheet, and (iv) any security interests disclosed on Section 2.11 of the Company Disclosure Schedule. The property and equipment of the Company and each of its subsidiaries that are used in the operations of business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company as of the Balance Sheet Date are accounted for in the December 31, 2001 Balance Sheet to the extent U.S. GAAP requires the same to be reflected.

         Section 2.12 Technology and Intellectual Property

         (a) Definitions. The following terms shall have the meanings set forth below.

"Company Intellectual Property" means all Intellectual Property that the Company or any of its subsidiaries either owns or has a right to use.

"Company Technology" means all Technology owned by the Company or any of its subsidiaries or used in the conduct of the business of the Company or any of its subsidiaries as currently conducted or contemplated to be conducted.

"Computer Software" means all computer programs (whether in source code or object code form and including, without limitation, any and all software implementations of algorithms, models and methodologies), and all data bases, compilations and documentation (including, without limitation, user, operator, and training manuals) related to the foregoing.

"Copyrights" means all rights in U.S. and foreign copyrights (whether registered or unregistered), including all rights to apply for, applications to register, and registrations of any of the foregoing.

"Intellectual Property" means all Copyrights, Patents, Trade Secrets, Trademarks and Internet domain names.

"Inventor-Developed Intellectual Property" has the meaning set forth in Section 2.12(n).

"Inventor-Developed Technology" has the meaning set forth in Section 2.12(n).

"Inventors" means all parties (whether employees, consultants or contractors) that have been engaged in the creation of Intellectual Property or Technology as part of their duties for, during their work with or relating to, or otherwise using any of the equipment, materials or facilities of, the Company or any of its subsidiaries.

"License Agreements" has the meaning set forth in Section 2.12(e).

"Patents" means all rights in U.S. and foreign patents (including, without limitation, provisionals, utility patents, divisionals, continuations, continuations-in-part, renewals, reissues, reexaminations, extensions), including all rights to apply for, applications for, and any issuances or registrations of the foregoing.

"Technology" means all processes, formulae, algorithms, data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, Computer Software and any other tangible or intangible form of technology, information or know-how.

"Trademarks" means all trademarks, service marks, trade names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, and all rights to apply for or register, applications for, and registrations of any of the foregoing.

"Trade Secrets" means all rights in trade secrets and other proprietary or confidential information, in any format, whether tangible or intangible. Trade Secrets also include all rights associated with non-public or unregistered Patents and Copyrights.

         (b) Section 2.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property (excluding Trade Secrets and non-material unregistered copyrights), specifying whether the Company owns or licenses such Company Intellectual Property. With respect to the Company Intellectual Property owned by the Company or any of its subsidiaries:
(i) Section 2.12(b) of the Company Disclosure Schedule also sets forth a true and complete list of all (1) patents and patent applications, (2) copyright registrations and copyright applications, (3) trademark registrations and trademark applications, (4) Internet domain name registrations and applications for domain name registrations, and (5) other filings and formal actions made or taken by the Company or any of its subsidiaries pursuant to federal, state, local and foreign laws to protect its interests in the Company Intellectual Property; and (ii) the Company or its subsidiaries is listed in the records of the appropriate U.S., state or foreign agency as the sole owner of record for each such patent, copyright, trademark or Internet domain name.

         (c)  With respect to any patents and patent applications set forth in
Section 2.12(b) of the Company Disclosure Schedule: (i) each has been prosecuted in material compliance with all applicable rules, policies and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies; and (ii) neither the Company, any of its subsidiaries, nor the Inventors are aware of any material prior art relevant thereto that could render the claims unpatentable, invalid or unenforceable.

         (d)  [Intentionally omitted]

         (e) Section 2.12(e) of the Company Disclosure Schedule sets forth a true and complete list of all agreements (including, without limitation, license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, other than licenses for personal computer software that is generally available on nondiscriminatory pricing terms and has an individual acquisition cost of $500 or less per software package) to which the Company or any of its subsidiaries is a party or otherwise bound, granting or obtaining any right to use or exploit or practice any rights in any Company Intellectual Property or any Company Technology or restricting the Company's or any of its subsidiaries' rights to use any Company Intellectual Property or Company Technology (all of the foregoing being collectively known as the "License Agreements"). Each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms, and there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under, such License Agreement. Neither the Company nor any of its subsidiaries has licensed or sublicensed its rights in any Company Intellectual Property or Company Technology other than pursuant to the License Agreements. None of the License Agreements grants any third party exclusive rights, or sublicensing rights, to or under any Company Intellectual Property or Company Technology.

         (f) Except as disclosed in Section 2.12(f) of the Company Disclosure Schedule, to the knowledge of the Company and each of its subsidiaries, the Company or its subsidiaries own all right, title and interest in and to, or has a valid and unrestricted right to exploit, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, all Intellectual Property used in or necessary for the conduct of the business of the Company and any of its subsidiaries as currently conducted or contemplated to be conducted, and all Intellectual Property required for use of the Company Technology. The Company and each of its subsidiaries have secured valid and binding written assignments from all employees, consultants and other third parties who contributed to the creation or development of Company Intellectual Property.

         (g) The Company Intellectual Property is subsisting, in full force and effect, has not been cancelled, expired or abandoned. To the knowledge of the Company, each of its subsidiaries and the Inventors, the Company Intellectual Property is valid and enforceable

         (h) The Company Technology was developed without infringing any copyright, or misappropriating any Trade Secret, of any third party. All use and disclosure of third party Trade Secrets has been pursuant to the terms of a written agreement between Company or its subsidiaries and the owner of such Trade Secrets, or is otherwise lawful.

         (i) The use of the Company Technology and the conduct of the business of the Company and each of its subsidiaries (including, without limitation, the provision of services and the manufacturing, marketing, licensing and sale of goods), as currently conducted and as contemplated to be conducted, does not and will not infringe any copyright or misappropriate any Trade Secret of any third party. To the knowledge of the Company and each of its subsidiaries, the use of the Company Technology and the conduct of the business of the Company and each of its subsidiaries (including, without limitation, the provision of services and the manufacturing, marketing, licensing and sale of goods), as currently conducted and as contemplated to be conducted, does not and will not infringe any patent of any third party.

               (j) Except as set forth in Section 2.12(j) of the Company Disclosure Schedule, to the knowledge of the Company, each of its subsidiaries and the Inventors, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property. Neither the Company, any of its subsidiaries, nor the Inventors have brought any claims, suits, arbitrations or other adversarial proceedings related to the foregoing against any third party. Neither Company, any of its subsidiaries, nor the Inventors have entered into any agreement to indemnify any third party against any charge of misappropriation, infringement, dilution or violation of any Company Intellectual Property.

               (k) Except as set forth in Section 2.12(k) of the Company Disclosure Schedule, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction: (i) involving the Company Intellectual Property or Company Technology; (ii) alleging that the use of the Company Technology or that the activities or the conduct of the business of the Company or any of its subsidiaries does or will infringe any Intellectual Property of any third party; or (iii) challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property. Neither the Company nor any of its subsidiaries have sought nor received any opinions of counsel related to any of the foregoing.

               (l) Except as set forth in Section 2.12(l) of the Company Disclosure Schedule, there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations, other than the License Agreements, that do or may: (i) restrict the Company's or any of its subsidiaries' rights to use any Company Intellectual Property or Company Technology; (ii) restrict the use of the Company Technology or the conduct of the business of the Company or any of its subsidiaries in order to accommodate a third party's Intellectual Property rights; or (iii) permit third parties to use any Company Intellectual Property or Company Technology.

               (m) [Intentionally omitted]

               (n) Except as set forth in Section 2.12(n) of the Company Disclosure Schedule, all right, title and interest in and to all material Intellectual Property developed by the Inventors related to the past, actual or potential business of the Company and each of its subsidiaries (the "Inventor-Developed Intellectual Property") and all material Technology developed by the Inventors related to the past, actual or potential business of the Company and each of its subsidiaries (the "Inventor-Developed Technology") have been transferred to the Company or its subsidiaries by the Inventors, and such Inventor-Developed Intellectual Property and Inventor-Developed Technology are now, respectively, part of the Company Intellectual Property and Company Technology.

               (o) Except as set forth on Section 2.12(e) of the Company Disclosure Schedule, no third party, including but not limited to any former employer of the Inventors, has any claim to any right, title or interest in and to either the Inventor-Developed Intellectual Property or the Inventor-Developed Technology.

               (p) The Inventors independently developed the Inventor-Developed Technology without infringing any copyright or misappropriating any Trade Secret of any third party. No former employer of any Inventor has a reasonable basis for bringing any claim, suit or action for patent infringement, copyright infringement, trade secret misappropriation, or under a theory of inevitable disclosure.

               (q) The Inventors have not made any filings for or otherwise taken any steps to secure or acquire any Intellectual Property right, related to any Inventor-Developed Intellectual Property or Inventor-Developed Technology, that has not already been transferred to the Company or its subsidiaries.

               (r) The Inventors have executed valid and binding written nondisclosure agreements and invention and intellectual property assignment agreements, consistent with this Section 2.12, with the Company or its subsidiaries effective as of the date each Inventor became an employee of or otherwise associated with the Company or any of its subsidiaries.

               (s) All employees of Company or its subsidiaries, and all other parties having access to the Trade Secrets of the Company or any of its subsidiaries, have executed written nondisclosure agreements, consistent with this Section 2.12.

               (t) No Trade Secret of the Company or any of its subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement consistent with this Section 2.12, and no party to any such nondisclosure agreement is in breach or default thereof. Without limiting the generality of foregoing, the Company and each of its subsidiaries has taken reasonable measures, consistent with customary industry practice, to protect and preserve its Trade Secrets.

               (u) No current or former Inventor, partner, director, officer or employee of the Company or any of its subsidiaries (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights in or to or under any of the Company Intellectual Property or Company Technology.

               (v) The execution of, the delivery of, the consummation of the transactions contemplated by, and the performance of the Company's obligations under this Agreement and the Ancillary Agreements will not result in any loss or impairment of the Company's or any of its subsidiaries' rights to own or use any of the Company Intellectual Property or the Company Technology, or of any agreement to which the Company or any of its subsidiaries is a party.

               Without limiting any other remedy available to Parent, to the extent necessary to perfect title in any of the Company Intellectual Property, or otherwise effect any provision of or remedy any breach of this Section 2.12, the Company (on behalf of itself and each of its subsidiaries) hereby agrees to, and will use all reasonable efforts to cause the Inventors to, perform any act and execute any document as may be requested by Parent.

               Section 2.13  Environmental Matters

               (a) The Company and its subsidiaries are in full compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company or its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof. The Company and its subsidiaries have not received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is not in full compliance, and, to the knowledge of the Company, there are no material circumstances that may prevent or interfere with such compliance in the future. All of the permits the Company and its subsidiaries have pursuant to Environmental Laws are listed on Section
2.13 (a) of the Company Disclosure Schedule.

               (b) There are no Environmental Claims pending, alleged or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed either contractually or by operation of law.

               (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern by or attributable to the Company or any of its subsidiaries, that would reasonably be expected to form the basis of any Environmental Claim against the Company, any of its subsidiaries, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed either contractually or by operation of law.

               (d) Without in any way limiting the generality of the foregoing,
(i) all on-site and off-site locations where the Company or any of its subsidiaries have stored Materials of Environmental Concern are identified in
Section 2.13(d)(i) of the Company Disclosure Schedule, (ii) any underground storage tanks, and the capacity and contents of such tanks, if known to the Company, located on property owned or leased by the Company or any of is subsidiaries are identified in Section 2.13(d)(ii) of the Company Disclosure Schedule, (iii) except as set forth in Section 2.13(d)(iii) of the Company Disclosure Schedule, to the Company's knowledge there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of its subsidiaries, and (iv) to the Company's knowledge no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned, leased or operated by the Company or any of its subsidiaries.

               (e) The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of the Company or any of its subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its subsidiaries, or the compliance (or noncompliance) by the Company or any of its subsidiaries with any Environmental Laws.

                   For purposes of this Agreement:

                    (1) "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or its subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                    (2) "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                    (3) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, but excluding materials commonly employed or wastes commonly generated in office operations and/or janitorial operations to the extent that such materials are in an amount typically generated in such office operations and/or janitorial operations.

               Section 2.14 Taxes

               (a) The Company and its subsidiaries have (i) properly completed and timely filed all Tax Returns required to be filed by them on or before the Closing Date and all such Tax Returns are true, complete and correct and (ii) paid, or where payment is not yet due, have provided adequate accruals in accordance with U.S. GAAP in the Financial Statements for all Taxes due with respect to any period ending on or before the Closing Date. The Company and each of its subsidiaries have no material liability for unpaid Taxes accruing after the date of the latest Financial Statements. There is (i) no material claim for Taxes that is a lien against the property of the Company or any of its subsidiaries or that is being asserted against the Company or any of its subsidiaries other than liens for Taxes not yet due and payable and for which there are adequate accruals in accordance with U.S. GAAP, (ii) no audit of any Tax Return of the Company or any of its subsidiaries being conducted by a Tax Authority, and (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes or power of attorney granted by the Company or any of its subsidiaries and currently in effect. Neither the Company nor any of its subsidiaries has filed nor will file any consent to have the provisions of section 341(f)(2) of the Code (or comparable provisions of any foreign or state Tax laws) apply to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any Tax sharing, Tax allocation, Tax indemnification or similar agreement nor does the Company or any of its subsidiaries have any liability or potential liability to another party under any such agreement. The Company has never been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. The Company has never been a "United States real property holding corporation" within the meaning of
Section 897 of the Code. The Company and its subsidiaries have not had any income or gain reportable for a period ending after the Closing Date but attributable to a transaction occurring in, or a change in tax accounting method made for, a taxable period ending on or prior to the Closing Date which resulted in a deferred reporting of income or gain, for Tax purposes, from such transaction or from such change in tax accounting method. No issues have been raised in writing by any Tax Authority in connection with any Tax Returns of the Company or its subsidiaries. All deficiencies asserted or assessments made as a result of any examination by a Taxing Authority have been paid in full.

               (b) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any United States federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto. As used herein, "Tax Return" means any United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendment thereto.

               Section 2.15 Employee Benefit Plans

               (a) Section 2.15 of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any leased employee as defined in Section 414(n) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) each loan to any employee, officer, director or consultant and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements, and (v) any current or former employment, executive compensation, change in control, termination, severance or consulting agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Company Employee Plans").

               (b) The Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions, summaries of material modifications and other authorizing documents, and any material employee or governmental communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided copies of the Form 5500 reports required to be filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (the "IRS") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by applicable law, or has applied to the IRS for such a determination letter (or has available sufficient time to make such application) prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also furnished or made available to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company's knowledge, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

               (c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each of its ERISA Affiliates have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any of its ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company or any of its ERISA Affiliates to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years. With respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to Parent (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which, to the Company's knowledge, were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

               (d) With respect to each Company Employee Plan, the Company has complied, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family

Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

          (e) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the transactions contemplated hereby or thereby will
(i) entitle any current or former employee, director, consultant or other service provider of the Company to any payment or benefits (including, without limitation, severance, unemployment compensation, change in control, golden parachute, bonus or otherwise), except as expressly provided in this Agreement,
(ii) materially increase any benefits otherwise payable by the Company or (iii) except as disclosed in Section 2.15 of the Company Disclosure Schedule, accelerate the time of payment, vesting or exercisability of Company Options or any benefit (other than as required under Section 411(d)(3) of the Code), or increase the amount of compensation due any such employee, director or service provider.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

          (g) Neither the Company, nor any ERISA Affiliate of the Company maintains, sponsors, participates in, contributes to, or is required to contribute to, nor have any of the foregoing ever maintained, established, sponsored, participated in, or contributed to, or been required to contribute to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or
Section 412 of the Code.

          (h) Neither the Company nor any of its ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any "multi-employer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA. The Company is not obligated to make any "parachute payments" as such term is defined in Section 280G of the Code, and is not a party to any agreement that may result in any parachute payments, in either case, that but for Section 280G of the Code would be deductible. The Company is not obligated to make reimbursement or gross-up payments to any person in respect to "excess parachute payments" as such term is defined in Section 280G of the Code.

          (i) With respect to each Company Employee Plan that is subject to the laws or applicable customs or rules of relevant jurisdictions other than the United States (each, a "Foreign Plan"), except as set forth in Section 2.15 of the Company Disclosure Schedule: (i) each Foreign Plan is in compliance in all material respects with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan; (ii) each Foreign Plan has, to the knowledge of the Company and any Company subsidiary, been administered at all times and in all material respects in accordance with its terms; (iii) to the knowledge of the Company and any Company subsidiary, there are no pending investigations by any governmental body involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign

Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (iv) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (v) the transactions contemplated by this Agreement will not, by themselves or in conjunction with any other agreements, create or otherwise result in any material liability, accelerated payment or any enhanced benefits with respect to any Foreign Plan.

          Section 2.16  [Intentionally omitted]

          Section 2.17  Labor and Employee Matters

          (a) Each of the Company and its subsidiaries is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable law. Each of the Company and its subsidiaries has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no pending claims against the Company or any of its subsidiaries under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and its subsidiaries, on the one hand, and any of its employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. To the Company's knowledge, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to the Company or any of its subsidiaries, and no such investigation is in progress. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries. None of the Company or its subsidiaries' employees are represented by any labor organization, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. No employees of the Company or any of its subsidiaries are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its subsidiaries because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others. No key employees or officers of the Company or any of its subsidiaries have given notice to the Company, nor is the Company otherwise aware, that any such key employee or officer intends to terminate his or her employment with the Company or any of its subsidiaries.

          (b) Since the Company's formation (i) the Company and its subsidiaries have not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its subsidiaries,
(ii) there has not occurred a "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or facility of the Company or its subsidiaries, (iii) the Company and its subsidiaries have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act and
(iv) none the Company or its subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) during the six (6) month period prior to the date of this Agreement.

          Section 2.18  Interested Party Transactions

          No director, officer, employee, consultant, stockholder, agent or affiliate of the Company or its subsidiaries (i) has had any interest in any assets, property or rights (whether real or personal, tangible or intangible), used by the Company or any such subsidiaries in the conduct of its business, or
(ii) has engaged in any transaction with or is party to any agreement with the Company or any of its subsidiaries. Section 2.18 of the Company Disclosure Schedule lists the amounts payable to each officer or employee of the Company or any of its subsidiaries pursuant to any agreement with any such officer or employee to make payments conditioned upon the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

          Section 2.19  Insurance

          The Company and each of its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and each of its subsidiaries. Section 2.19 of the Company Disclosure Schedule contains a complete list of the policies and contracts of insurance maintained by the Company and each of its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable to date under all such policies and bonds have been paid and the Company and each of its subsidiaries is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          Section 2.20  Compliance With Laws

          Each of the Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Company Material Adverse Effect.

          Section 2.21  Minute Books

          The minute books of the Company and its subsidiaries made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and its subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

          Section 2.22  Complete Copies of Materials

          The Company has delivered or made available true and complete copies of (a) all material permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents, (b) all Material Contracts,
(c) agreements relating to Intellectual Property and (d) the stock transfer books of the Company setting forth all transfers of any capital stock, in each case, as currently in effect.

          Section 2.23  Stockholder Agreements; Irrevocable Proxies

          Holders of more than (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Company Preferred Stock, have agreed in writing to vote for approval of the Merger pursuant to irrevocable proxies attached as exhibits to the Stockholder Agreements.

          Section 2.24  Vote Required

          The affirmative vote of the (x) holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a class) and (y) a majority of the outstanding shares of the Company Preferred Stock (voting as a separate class) are the only votes of the holders of any of the Company's capital stock necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

          Section 2.25  Brokers' and Finders' Fees

          Except as disclosed in Section 2.25 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          Section 2.26  Board Approval

          The Company Board has (i) approved this Agreement, the Ancillary Agreements and the Merger, (ii) determined that the transactions contemplated herein and therein are advisable and in the best interests of the stockholders of the Company and on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company approve the Merger.

          Section 2.27  Customers and Suppliers

          No customer which individually accounted for more than one percent (1%) of the Company's gross revenues during the twelve (12) month period preceding the date hereof, and no supplier of the Company or its subsidiaries, has canceled or otherwise terminated, or made any written threat to the Company or its subsidiaries to cancel or otherwise terminate its relationship with the Company or its subsidiaries, or has decreased materially its services or supplies to the Company or its subsidiaries in the case of any such supplier, or its usage of the services or products of the Company or its subsidiaries in the case of such customer, and to the Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or its subsidiaries or to decrease materially its services or supplies to the Company or its subsidiaries or its usage of the services or products of the Company or its subsidiaries, as the case may be. Neither the Company nor any of its subsidiaries has breached, so as to provide a benefit to the Company and any such subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any of its subsidiaries.

          Section 2.28  Material Contracts

          Except for the contracts and agreements described in Section 2.28 of the Company Disclosure Schedule (collectively, the "Material Contracts"), neither the Company nor any of its subsidiaries is a party to or bound by any material contract, including without limitation:

          (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

          (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $50,000 over the life of the contract;

          (c) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement;

          (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with U.S. GAAP;

          (e)  any contract for capital expenditures other than as set forth in
Section 2.28(e) of the Company Disclosure Schedule;

          (f) any contract limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any other "person" as that term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, other than those entered into in the ordinary course of business, consistent with past practice, any confidentiality, secrecy or non-disclosure contract;

          (g) any material contract pursuant to which the Company or any of its subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

          (h) any contract with any affiliate of the Company or any of its subsidiaries; or

          (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

          Section 2.29  No Breach of Material Contracts

          All Material Contracts are in written form. Each of the Company and its subsidiaries has in all material respects performed the obligations required to be performed by it and is entitled to all benefits under, and to its knowledge, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its subsidiaries or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Parent.

          Section 2.30  Third Party Consents

          Section 2.30 of the Company Disclosure Schedule lists all contracts that require a novation or consent to assignment, as the case may be, prior to the Closing Date, so that Parent shall be made a party in place of the Company (or any of its subsidiaries) or an assignee.

          Section 2.31  Material Third Party Consents

          Section 2.31 of the Company Disclosure Schedule includes every contract which, if no novation occurs to make Parent a party thereto or if no consent to assignment is obtained, would have a material adverse effect on Parent's ability to operate the business of the Company and its subsidiaries in the same manner as the business was operated by the Company and its subsidiaries prior to the Closing Date.

          Section 2.32  Product Releases

          The Company has provided Parent a schedule of proposed product releases, which schedule is attached as Section 2.32 of the Company Disclosure Schedule. The Company has a good faith reasonable belief that it can achieve the release of products on the schedule described in Section 2.32 of the Company Disclosure Schedule and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

          Section 2.33  [Intentionally omitted]

          Section 2.34  [Intentionally omitted]

          Section 2.35  State Takeover Statutes

          Section 203 of Delaware Law is inapplicable to the Merger and the other transactions contemplated by this Agreement or the Ancillary Agreements. No "fair price," "control share acquisition" or other similar statute of any state applies to or purports to apply to the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements.

          Section 2.36  Accounts Receivable

          The accounts and notes receivable of the Company and its subsidiaries reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to the date of such Financial Statements, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and (iii) the enforceability of provisions requiring indemnification, (c) are not subject to any valid set-off or counterclaim in an amount that would be material and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

          Section 2.37  Inventory

          All inventory of the Company and its subsidiaries reflected on the December 31, 2001 Balance Sheet consisted, and all such inventory acquired since December 31, 2001 consists, of a quality and quantity usable and salable in the ordinary course of business. Except as disclosed in the notes to the Financial Statements or in Section 2.37 of the Company Disclosure Schedule, all items included in the inventory of the Company and its subsidiaries are the property of the Company or its subsidiaries free and clear of any lien or other encumbrance of any kind, have not been pledged as collateral, are not held by the Company or its subsidiaries on consignment from others and conform in all material respects to all standards applicable to such inventory for its use or sale imposed by any Governmental Entity.

          Section 2.38  Warranty Obligations

          (a) Section 2.38 of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company and its subsidiaries in respect of any of the Company or its subsidiaries' products and services, which are currently in effect (the "Warranty Obligations"), and the duration of each such Warranty Obligation, (ii) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, threatened dispute, and (iii) the experience of the Company and its subsidiaries with respect to warranties, guarantees and warranty policies of or relating to the

Company and its subsidiaries' products and services. True and correct copies of the Warranty Obligations have been delivered to Parent prior to the execution of this Agreement.

          (b) (i) There have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company or its subsidiaries is authorized to undertake any obligation to any customer or other person in excess of such Warranty Obligations and (ii) the Financial Statements reflect adequate reserves for Warranty Obligations (provided that any failure to satisfy the terms of this representation which is fully compensated pursuant to the terms of the Earnout as provided in Exhibit E shall not constitute a violation of this Section 2.38(b)). All products manufactured, designed, licensed, leased, rented or sold by the Company or its subsidiaries (A) are and were free of material defects in construction and design and (B) satisfy any and all contract or other specifications related thereto to the extent stated in writing in such contracts or specifications, in each case, in all material respects.

          Section 2.39  Representations Complete

          None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no fact specifically relating to the Company and known to the Company that has not been disclosed to Parent in this Agreement or in the Company Disclosure Schedule that is reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

          Except as disclosed in a document of even date herewith and delivered by Parent to the Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company as follows:

          Section 3.1  Organization, Standing and Power

          Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the business or operations of Parent. Parent is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent charter documents.

          Section 3.2  Capital Structure

          As of March 31, 2002, the authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock together with the Associated Rights and 20,000,000 shares of Preferred Stock, $0.01 par value per share, of which there were issued and outstanding as of the close of business on August 1, 2002, 157,611,649 shares of Parent Common Stock and no shares of Preferred Stock. As of June 30, 2002, (i) 12,700,000 shares of Parent Common Stock are reserved for issuance upon the exercise of options that have been granted and are outstanding, and (ii) no shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding warrants. The shares of Parent Common Stock to be issued pursuant to the Merger, when so issued, will be duly authorized, validly issued, fully paid and non-assessable.

          Section 3.3  Authority

          Parent has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement and each Ancillary Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the certificate or articles of incorporation or bylaws of Parent or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Parent or the properties or assets of Parent. Except for (i) the requirements of the Fairness Hearing, (ii) the filing of a certificate of merger, in accordance with the requirements of Delaware Law, (iii) such filings as may be required under the HSR Act and any applicable foreign antitrust law and (iv) if required pursuant to the provisions of Section 5.18, the filing of a Registration Statement on Form S-4, neither the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (ii) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent or any of its properties or assets except, in the case of clauses (i), (iii) and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          Section 3.4  SEC Documents; Financial Statements

          Parent has timely filed and made available to the Company each required statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement, and other filings filed with the Securities and Exchange Commission (the "SEC") by Parent since December 31, 2000, and prior to the Effective Time, Parent will have furnished the Company with true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). In addition, Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. No Parent SEC Document (including the financial statements and related notes and schedules included therein) contained, or will contain, as of the date of their respective filings with the SEC, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which made, not misleading.

          Section 3.5  Stockholder Approval

          Approval of the stockholders of Parent is not required for this Agreement, the Ancillary Agreements or the Merger.

          Section 3.6  Approval

          The Board of Directors of Parent has approved this Agreement and the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby.

          Section 3.7  Absence of Certain Changes

          Since the date of Parent's annual report on Form 10-K for the fiscal year ended March 31, 2002, through the date hereof, there has not been a material adverse effect on the business or operations of Parent. Without limiting the foregoing, during such period, except as disclosed in Parent SEC Documents filed by Parent or as contemplated by this Agreement, there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent;

          (b) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent; or

          (c) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

          Section 3.8  Brokers' and Finders' Fees

          Parent has not incurred, not will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the transactions contemplated hereby.

          Section 3.9  Representations Complete

          None of the representations or warranties made by Parent herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no fact specifically relating to Parent and known to Parent that has not been disclosed publicly or to the Company in this Agreement or in the Parent Disclosure Schedule that is reasonably likely to have a material adverse effect on Parent.

                                   ARTICLE IV

                        CONDUCT PRIOR TO THE CLOSING DATE

          Section 4.1  Conduct of Business of the Company

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and as proposed to be conducted. The Company agrees to pay and cause each of its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due subject to good faith disputes over whether payment or performance is owing, and to use all reasonable efforts consistent with past practice and policies to preserve its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its and its subsidiaries' goodwill and ongoing businesses shall not be substantially impaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of its or its subsidiaries' respective business or consistent with past practice, and of any event which could have a Company Material Adverse Effect.

          Section 4.2  Restriction on Conduct of Business of the Company

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company shall not do or cause any of the following, without the prior written consent of
Parent:

          (a) Charter Documents. Cause any amendments to the Company Certificate of Incorporation or the bylaws of the Company (the "Company Bylaws") or form any subsidiaries;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (c) Stock Option Plans, Etc. Except as otherwise permitted or contemplated in this Agreement, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts (it being the understanding of the parties that supply contracts entered into by the Company in the ordinary course of business which (i) have a term no greater than six (6) months in duration and (ii) require the payment of no more than $50,000 by any party to such contracts, shall not be deemed material for purposes of this paragraph);

          (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

          (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company's products or technology;

          (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

          (i) Indebtedness. Incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or guarantee any debt securities of others;

          (j)  Leases. Enter into any operating lease;

          (k) Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

          (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $10,000 individually or in excess of $25,000 in the aggregate.

          (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

          (n) Termination or Waiver. Terminate or waive any right of substantial value;

          (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, hire any new employee, pay any special bonus or special remuneration to any employee or director or increase the salaries or wage rates of its employees;

          (p)  Severance Arrangements. Grant any severance or termination pay
(i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and heretofore furnished to Parent;

          (q) Initiating Lawsuits. Commence legal action other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the commencement of such a suit, or (iii) for a breach of this Agreement;

          (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each such case which are material, individually or in the aggregate, to the Company's and its subsidiaries' business, taken as a whole;

          (s) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than those for which extensions have been received as set forth in the Company Disclosure Schedule or any amendment to a material Tax Return, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

          (t) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by U.S. GAAP;

          (u) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

          (v) Other. Agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (u) above.

          Section 4.3  Solicitation

          Until the earlier of the Effective Time or the termination of this Agreement, the Company and the officers, directors, employees or other agents of the Company will not, directly or indirectly, take any action to solicit, initiate or encourage any Takeover Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent timely informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. The Company will promptly provide to Parent any information concerning the Company provided to any other party making or considering making a Takeover Proposal, which information was not previously provided to Parent. Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company Board from (A) furnishing information to, or engaging in discussions or negotiations with any person or entity in response to an unsolicited bona fide written Takeover Proposal; or (B) recommending such an unsolicited bona fide written Takeover Proposal to the stockholders of the Company, if (i) the Company Board concludes in good faith that such Takeover Proposal would constitute a Superior Proposal, and (ii) the Company Board determines in good faith that the failure to take such action would result in a breach by the Company Board of its fiduciary duties to the Company stockholders, and (iii) prior to furnishing such information to such person or entity, the Company provides written notice to Parent that the Company is furnishing information to, or entering into discussions or negotiations with, such person or entity.

          For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of the Company, or twenty percent (20%) or more of the assets of, the Company, other than the transactions contemplated by this Agreement.

          For purposes of this Agreement, "Superior Proposal" means (i) a bona fide Takeover Proposal made by a third party that the Company Board determines in its good faith judgment to be more favorable to the Company stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board is reasonably capable of being obtained by such third party.

          Section 4.4  Stockholder Approval

          The Company shall take all action necessary, in accordance with Delaware Law and the Company Certificate of Incorporation and the Company Bylaws, to cause its stockholders to consider and act upon this Agreement and the Merger as soon as practicable and notwithstanding any subsequent withdrawal of the Company Board's recommendation in accordance with Section 4.3.

          Section 4.5  Further Information

          As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, the Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          Section 5.1 Preparation of Permit Application, Hearing Request, Hearing Notice and Information Statement

          As promptly as practicable after the date hereof, Parent shall prepare, with the reasonable cooperation of the Company, and file with the Commissioner the documents required by the CSL including, but not limited to, any required Permit Application, request for a hearing ("Hearing Request") or notice of a hearing ("Hearing Notice") pursuant to Sections 25121 and 25142 of the CSL (collectively, the "Notice Materials"), in connection with the Merger and the issuance of Parent Common Stock, in order to perfect the exemption from registration provided by Section 3(a)(10) of the Securities Act. Each of Parent and the Company shall use all reasonable efforts to have the Permit Application, Hearing Request, and Hearing Notice declared effective under the CSL as promptly as practicable after such filing. In addition, the Company will prepare, with the cooperation of Parent, and the Company will distribute, an information statement or proxy statement (the "Information Statement") along with the Notice Materials, as may be required by California Law, at the earliest practicable date to submit this Agreement, the Merger, and the transactions contemplated hereby, to the Company stockholders. Each of the Parent and the Company will promptly provide all information relating to their respective business and operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Each of Parent and the Company shall be solely responsible for any statement, information, or omission, in the Notice Materials relating to it or its affiliates based upon the written information furnished by it or its representatives.

          As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, the Information Statement for the stockholders of the Company to approve the Merger and the transactions contemplated by this Agreement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the Merger. Parent and the Company shall each use all reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall include the recommendation of the Company Board in favor of this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

          Section 5.2  Access to Information

          (a) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent will, at its own expense, furnish the Company during such period with such information as the Company may reasonably request for use in determining if the conditions of Article VI have been satisfied and for use in any necessary filings to be made by the Company with appropriate Governmental Entities.

          (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby unless such information or knowledge was embodied in writing in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, or other Exhibit to this Agreement, each as delivered prior to the execution of this Agreement.

          (d) To the extent not previously provided to Parent, the Company shall provide the following information to Parent within two (2) weeks after entering into this Agreement: (i) a complete list of the types of Tax Returns being filed by the Company and each of its subsidiaries in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by the Company and each of its subsidiaries, (v) the tax basis of the assets of the Company and each of its subsidiaries, (vi) the stock basis of the Company in each of its subsidiaries and any excess loss account with respect to any of its subsidiaries, (vii) any deferred intercompany gain with respect to transactions to which the Company or any of its subsidiaries has been a party,
(viii) the accumulated earnings and profits and any loss carryovers of the Company and each of its subsidiaries, and (ix) receipts for any Taxes paid to foreign Tax authorities. The Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company's and its subsidiaries' Tax Returns and other records and workpapers relating to Taxes.

          Section 5.3  Confidentiality

          The parties hereto acknowledge that Parent and the Company have previously executed a mutual non-disclosure agreement dated January 30, 2002, as amended (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In addition, the parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby, shall be subject to the Confidentiality Agreement.

          Section 5.4  Public Disclosure

          Upon execution of this Agreement, the Parent and the Company shall issue a joint press release announcing such execution. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers.

          Section 5.5 Consents; Cooperation

          (a) Each of Parent and the Company shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby, including those required under the HSR Act and any applicable foreign antitrust laws. The Company shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other applicable antitrust or fair trade law.

          (b) Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent. Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

          (c) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, product line, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise unfettered control of such product line, assets, properties and stock. The Company shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Parent.

          Section 5.6 Legal Requirements

          Each of Parent and the Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

          Section 5.7  Blue Sky Laws

          Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use all reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

          Section 5.8  Employee Benefit Plans; Options

          (a) Schedule 5.8(a) sets forth a true and complete list as of the date hereof of all holders (the "Option and Rights Holders") of all outstanding Company Stock Options and Company Stock Rights granted under the Company Stock Plans, and all other outstanding rights to purchase or receive Company Common Stock (collectively, the "Company Grants"), the number of shares subject to each such option or right, the grant dates, the exercise and purchase prices, to the extent applicable, the exercise and vesting schedules and the terms of such options or rights. On the Closing Date, the Company shall deliver to Parent an updated Schedule 5.8 current as of such date.

          (b) The aggregate consideration that will be paid to (or on behalf of) the Option and Rights Holders in consideration of, and subject to, the cancellation of all rights under the Company Grants pursuant to Section 1.7(a)(4) of this Agreement, shall be in the range of approximately $1,880,000 to $2,020,000, $200,000 of which shall be paid by the Company immediately prior to the Closing, and the remaining approximately $1,680,000 to $1,820,000 shall be paid, as soon as practicable following Closing, in the same form as the Total Consideration. Schedule 5.8(b) sets forth the formula and method for computing the consideration paid with respect to the Company Grants, the maximum amount to be paid with respect to each Company Grant listed thereon, the terms, conditions and requirements that must be satisfied for the Option and Rights Holders to be entitled to this consideration, and the timing and form of payment to the Option and Rights Holders.

          (c) The Company and Parent agree that each of the Company Stock Plans, agreements and other documents evidencing the Company Grants shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, and the Company and Parent shall adopt such resolutions and take all such other actions, including without limitation, applying to the California Department of Corporations for a permit to issue securities as set forth in
Schedule 5.8(b), as may be required to permit the transactions contemplated by this Section 5.8.

          Section 5.9  [Intentionally omitted]

          Section 5.10 Listing of Additional Shares

          Prior to the Effective Time, if required, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to Section 1.7 to be authorized for listing on the New York Stock Exchange (or such other stock exchange or trading system on which the shares are then primarily trading), subject to notice of issuance.

          Section 5.11 [Intentionally omitted]

          Section 5.12 Expenses

          Except as otherwise provided in Section 7.3 and elsewhere in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

          Section 5.13 Warrants

          The Company will use all reasonable efforts to ensure that all the Company Warrants are exercised in full, whether pursuant to a cashless exercise or otherwise, or surrendered and terminated prior to the Closing without expenditure of funds from the Company such that no Company Warrant shall remain outstanding following the Closing.

          Section 5.14 Reasonable Efforts and Further Assurances

          Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to (i) the prompt preparation by Parent, with cooperation from the Company, and filing with the Commissioner of a Permit Application, the preparation and filing of all other forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing.

          Section 5.15 Indemnification

          The provisions of this Section 5.15 are intended to be for the benefit of, and will be enforceable by, each director and officer of the Company entitled to indemnification from the Company. Parent will not permit the Company to merge or consolidate with any other entity, dissolve, or otherwise cease its corporate existence unless Parent makes adequate provisions for the assumption of the obligations imposed by this Section 5.15. Any amendment, repeal, or modification of the provisions with respect to indemnification that are set forth in the Company Certificate of Incorporation and the Company Bylaws shall not in any manner affect adversely the rights thereunder of individuals who at, or at any time prior to, the Effective Time, were directors or officers of the Company. From and after the Effective Time, Parent will, for a period of six (6) years after the Closing, cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers and any indemnification provisions under the Company Certificate of Incorporation or Company Bylaws as in effect immediately prior to the Effective Time.

          Section 5.16 Termination of Pension Plan

          If required by Parent in writing, the Company shall, effective as of at least one (1) day prior to the Closing Date, have terminated the Company 401(k) Plan (the "Plan") and no further contributions shall be made to the Plan. The Company shall provide to Parent (i) executed resolutions by the Company Board authorizing the termination and (ii) an executed amendment to the Plan, which in the Parent's reasonable judgment is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder.

          Section 5.17 Information Supplied

          (a) The Company hereby represents and warrants that none of the information supplied in writing by the Company for inclusion or incorporation by reference in (i) the application for a permit to issue securities to be filed with the Commissioner of Corporations of the State of California (the "Commissioner") pursuant to Section 25121 of the CSL, in connection with the issuance of shares of Parent Common Stock pursuant to the transactions contemplated hereby, including the disclosure documents relating thereto (the "Permit Application") will, at the time the Permit Application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the Information Statement provided to Company stockholders in connection with obtaining stockholder approval of the Merger will, at the time it is mailed to the stockholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Permit Application will comply in all material respects with the provisions of the CSL, and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion or incorporation by reference therein.

          (b) Parent hereby represents and warrant that none of the information supplied in writing by Parent for inclusion or incorporation by reference in (i) the Permit Application will, at the time the Permit Application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Information Statement will, at the time it is mailed to the Company stockholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference in the Permit Application or the Information Statement.

          Section 5.18 Registration Statement

          If, following the Fairness Hearing, a permit is not issued pursuant to the Permit Application and if required by applicable securities laws for the issuance of Parent Common

Stock to holders of Company Capital Stock in the Merger in accordance with the terms and provisions of this Agreement, Parent and the Company shall cooperate either, at Parent's option, promptly, without any unnecessary or unreasonable delay, (i) to register the issuance of shares of Parent Common Stock by means of the preparation and filing with the SEC of a Registration Statement on Form S-4 or any other appropriate form to effect registration of such issuance and use all reasonable efforts to have such Registration Statement declared effective as soon as practicable after such filing or (ii) to qualify the issuance of Parent Common Stock under any available exemption from registration legally available for such issuance and then promptly, without any unnecessary or unreasonable delay, to register such shares for resale on any available registration statement, it being the obligation of Parent to utilize the form of registration statement that would reasonably be expected to result in the most rapid effectiveness of such registration.

          Section 5.19 FIRPTA Certificate

          The Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA Certificate, in form and substance reasonably acceptable to Parent, which states that shares of capital stock of the Company do not constitute "United States real property interests" under section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation section 1.897-2(h)(2) and substantially in the form of
Exhibit I attached hereto along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger.

          Section 5.20 [Intentionally Omitted]

          Section 5.21 Affiliate Agreements

          Schedule 5.21 sets forth those persons who, in the Company's reasonable judgment, are "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act (each such person an "Affiliate"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company has delivered or shall cause to be delivered to Parent, prior to the Effective Time, from each of its respective Affiliates, an executed Affiliate Agreement in the form attached hereto as Exhibit J. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

          Section 5.22 Company Technology

          The Company shall, prior to the Closing Date, deliver to Parent a true and complete list of all material Company Technology, specifying whether (and if so, which of) the Company or any of its subsidiaries owns or licenses such material Company Technology from a third party.

                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

          Section 6.1 Conditions to Obligations of Each Party to Effect the
Merger

          The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under Delaware Law.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action or proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal. Except as otherwise provided in Section 5.5 hereof, in the event an injunction or other order shall have been issued, each party agrees to use all reasonable efforts to have such injunction or other order lifted.

          (c) Governmental Approval. Parent, the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby, and the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

          (d) Escrow Agreement. Parent, the Company, Escrow Agent, and the Stockholders' Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit B.

          (e) Permit to Issue Securities; Registration Statement. Either (i) the Commissioner shall have issued the permit pursuant to the Permit Application and the qualification thereunder shall not be the subject of any stop order or proceedings seeking a stop order and if not so issued or if issued and subject to a stop order then, in the alternative either (i) Parent's Registration Statement on Form S-4 shall have been declared effective by the SEC and the issuance of Parent Common Stock in the Merger shall not be the subject of any stop order or proceedings seeking a stop order or (ii) the issuance of Parent Common Stock pursuant to the Merger shall, in the opinion of Parent, be exempt from registration (and Parent affirms its obligations to register such shares pursuant to Section 5.18).

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

          (f) Price of Parent Common Stock. The closing price of Parent Common Stock on the New York Stock Exchange shall not be below $1.75 per share.

          Section 6.2 Additional Conditions to Obligations of the Company

          The obligations to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

          (a) Representations, Warranties and Covenants. Except as otherwise qualified by information disclosed in the Parent Disclosure Schedule, (i) the representations and warranties of Parent in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

          (b) Certificate of Parent. The Company shall have received from Parent an officer's certificate certifying to the fulfillment of the conditions specified in Section 6.2(a).

          (c) Listing of Additional Shares. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to Section 1.7 shall have been authorized for listing on the New York Stock Exchange, subject to notice of issuance.

          Section 6.3 Additional Conditions to the Obligations of Parent

          The obligations of Parent to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

          (a) Representations, Warranties and Covenants. Except as otherwise qualified by information disclosed in the Company Disclosure Schedule, (i) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) the Company shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificates of the Company. Parent shall have received (i) a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in

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Sections 6.3(a), 6.3(e) 6.3(f), 6.3(l), 6.3(m) and 6.3(n), and including the certification described in Section 1.8(d) of this Agreement and the information required by Section 1(a) of Exhibit F attached hereto, and (ii) a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying to the best of their knowledge that the Financial Statements do not contain an untrue statement of a material fact as of the end of the period covered by such Financial Statements and that no Financial Statement omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the end of the period covered by such Financial Statement.

          (c) Third Party Consents.

              (1) Parent shall have been furnished with evidence reasonably satisfactory of the consent or approval of those persons whose consent or approval shall be required in connection with the transactions contemplated hereby under the contracts of the Company set forth on Section 2.30 of the Company Disclosure Schedule.

              (2) Parent shall have been furnished with evidence reasonably satisfactory of the consent or approval of all of those persons whose consent or approval shall be required in connection with the transactions contemplated hereby under the contracts of the Company set forth on Section
     2.31 of the Company Disclosure Schedule.

          (d) Legal Opinion. Parent shall have received a legal opinion from the Company's legal counsel, in substantially the form of Exhibit K.

          (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties and assets (including intangible assets), liabilities, business, prospects, operations or results of operations of the Company, taken as a whole.

          (f) Resignation of Directors. The directors of the Company in office immediately prior to the Effective Time shall have resigned as directors of the Company effective as of the Effective Time, and Parent shall have received letters of resignation from such persons.

          (g) Employment Condition. No fewer than 75% of the employees of the Company set forth on Schedule 6.3(g) shall remain employed by the Company as of the Effective Time.

          (h) Escrow Agreement. The Escrow Agent, Parent and the Stockholders' Agent shall have entered into an Escrow Agreement substantially in form and substance as set forth in Exhibit B with such changes as the Escrow Agent may reasonably request.

          (i) Lock-Up Agreements. The stockholders of the Company identified on
Schedule 6.3(i) and any other stockholder of the Company holding more than one percent (1%) of the outstanding shares of Company Common Stock as of immediately prior to the Closing (including any shares outstanding as the result of the cancellation or acceleration of Company Options) shall have entered into the Lock-Up Agreements in form and substance as set forth in Exhibit C.

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

          (j) Invention Assignment Agreements. Each of the Company's employees shall have entered into Parent's "Employee Proprietary Information and Invention Agreement" in form and substance as set forth in Exhibit D attached hereto.

          (k) Dissenting Shares. Holders of Company Common Stock and Company Preferred Stock representing ninety-five percent (95%) of the aggregate number of issued and outstanding shares of Company Common Stock on a fully-diluted, as-converted basis shall have executed a written consent to approval and adoption of the Merger Agreement and approval of the Merger or waived their appraisal rights under Delaware Law.

          (l) Warrants. All outstanding warrants, including Company Warrants, shall have been exercised or terminated, provided that Parent may, in its sole discretion, notify the Company of its decision to assume any outstanding warrants and rely upon the adjustment to the Total Parent Shares provided in
Section 1.7(a)(5) hereof.

          (m) Submission of Expenses. Parent shall have received a detailed statement of Company Fees and Expenses, the accuracy of which shall be certified by an executive officer of the Company, together with all backup documentation in connection therewith.

          (n) Termination of Plan. If so required by Parent in writing pursuant to Section 5.16, the Company shall have terminated the Plan and Parent shall have received (i) executed resolutions by the Company Board authorizing the termination of the Plan and (ii) an executed amendment to the Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Plan shall have been maintained at the time of termination.

          (o) FIRPTA Certificate. The Company shall have provided Parent with the properly executed FIRPTA Certificate in form and substance reasonably acceptable to Parent. In addition, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit I attached hereto along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing. If the Company fails to deliver the FIRPTA Certificate, Parent may (but shall not be required to) waive this condition and withhold appropriate amounts as required under applicable law.

          (p) Affiliate Agreements. Each of the Affiliates of the Company set forth on Schedule 5.21 or persons who otherwise are "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act shall have entered into Affiliate Agreements in form and substance as set forth in Exhibit J hereto.

          (q) Company Technology. The Company shall have delivered to Parent a true and complete list of all material Company Technology, specifying whether (and if so, which of) the Company or any of its subsidiaries owns or licenses such material Company Technology from a third party.

          (r) Tax Opinion. If Parent elects to consummate the Merger pursuant to the Alternative Acquisition Structure described in Section 7.6, Parent shall have received an opinion of its counsel substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for Federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code. In preparing such tax opinion, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties shall make) reasonable representations related thereto.

          Section 6.4 Frustration of Conditions

          Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

          Section 7.1 Termination

          At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger to the stockholders of the Company, this Agreement may be terminated:

          (a) by mutual consent of Parent and the Company;

          (b) by either Parent or the Company, if the Closing shall not have occurred on or before January 3, 2003 (and the right to terminate this Agreement under this Section 7.1(b) may not be restricted or waived except pursuant to a written instrument making specific reference to this Section 7.1(b)); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days of receipt by the Company of written notice of such breach;

          (d) by Parent, if (i) the Company Board shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Parent;
(ii) the Company Board shall approve or recommend any Superior Proposal; (iii) the Company shall enter into any letter of intent (binding or otherwise), arrangement or agreement pursuant to which the Company accepts any Superior Proposal; or (iv) the Company or the Company Board shall have resolved to do any of the foregoing;

          (e) by the Company, if Parent shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach; and

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

          (f) by Parent or the Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of the Company shall not have been obtained.

          Section 7.2 Effect of Termination

          In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and except as provided in
Section 7.3, there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.3 (Confidentiality),
Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

          Section 7.3 Expenses and Termination Fees

          (a) Subject to Sections 5.12 and 7.3(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that in the event the Merger is consummated and the amount of any legal, accounting, broker's, investment banker and any other fees and expenses incurred by the Company in connection with the execution of this Agreement and the Ancillary Agreements and the consummation of the Merger and other transactions contemplated hereby and thereby (such amount referred to as "Company Fees and Expenses") exceeds $600,000, the Cash Consideration shall be reduced as follows:

                      (1) If the amount of Company Fees and Expenses exceeds $900,000, the Cash Consideration shall be reduced by subtracting from the Cash Consideration the sum of $150,000 plus the amount by which Company Fees and Expenses exceed $900,000; and

                      (2) If the amount of Company Fees and Expenses exceeds $600,000 but is less than or equal to $900,000, the Cash Consideration shall be reduced by subtracting from the Cash Consideration one half of the amount by which Company Fees and Expenses exceed $600,000.

          In the event of a reduction of the Cash Consideration pursuant to
Section 7.3(a), the allocation of the Merger Consideration pursuant to Article I hereof and all related schedules and calculations required thereunder shall be appropriately adjusted to reflect such reduction.

          (b) In the event that this Agreement shall be terminated pursuant to
Section 7.1(d), then the Company shall promptly pay to Parent an amount equal to $5,000,000.

          Section 7.4 Amendment

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

          The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption of this Agreement by the stockholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Capital Stock.

          Section 7.5 Extension; Waiver

          At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          Section 7.6 Alternative Acquisition Structure

          At the election of Parent, the parties hereby agree to (i) restructure the Merger as a forward subsidiary merger whereby the Company shall merge into and with a first tier, wholly owned subsidiary of Parent ("Merger Sub") with Merger Sub surviving (the "Alternative Acquisition Structure") and (ii) if Parent elects to consummate the Merger pursuant to the Alternative Acquisition Structure, make all reasonable or necessary amendments to this Agreement in connection therewith.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

          Section 8.1 Escrow Fund

          Within five (5) business days after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, an institution selected by Parent with the reasonable consent of the Company as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit B. The Escrow Fund shall consist of 1,567,388 shares of Parent Common Stock and, in addition to shares of Parent Common Stock that may otherwise be issued pursuant to the Earnout, shall be available to compensate Parent pursuant to the indemnification obligations of the Company for Damages.

          Section 8.2 Indemnification

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

          (a) Subject to the limitations set forth in this Article VIII, the stockholders of the Company will indemnify and hold harmless Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act from and against any and all losses, costs, damages, liabilities, Tax and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement, the Company Disclosure Schedule or any exhibit or schedule to this Agreement. The Escrow Fund allocated shall be the security for this indemnity obligation subject to the limitations in this Agreement.

          (b) Parent and the Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares of Parent Common Stock that Parent would have agreed to issue in connection with the Merger.

          (c) Parent may not receive any shares of Parent Common Stock from the Escrow Fund unless and until one or more Officer's Certificates identifying Damages the aggregate amount of which exceeds $350,000 (the "Indemnity Threshold") have been delivered to the Escrow Agent as provided in Section 8.4 and such amount is determined pursuant to this Article VIII to be payable, in which case, Parent shall receive shares of Parent Common Stock for cancellation equal in value to the full amount of Damages. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Company shall be disregarded. In the event the aggregate amount of Damages exceeds the amount in the Escrow Fund, Parent may deduct the amount of such excess from any amounts payable under the Earnout (calculated as of the date of payment in accordance with Section 8.4(c)).

          (d) Following the Effective Time, Parent's sole remedy for breach of the representations and warranties contained in this Agreement shall be limited to amounts in the Escrow Fund or issuable pursuant to the Earnout.

          Section 8.3 Escrow Period

          The escrow period (the "Escrow Period") shall terminate at 11:59 p.m. Pacific Standard Time on the one (1) year anniversary of the Closing Date; provided, however, that such portion of the Escrow Fund, which has been set aside pursuant to Section 8.4(a)(2) to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

          Section 8.4 Claims upon Escrow Fund

          (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"):

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

                 (1) stating that Damages exist in an aggregate amount greater than the Indemnity Threshold for claims against the Escrow Fund; and

                 (2) specifying in reasonable detail the individual items included in the amount of Damages in such claim, the date each such item was paid, properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall set aside such Parent Common Stock or other assets held in the Escrow Fund, as applicable, having a value as of the date of such Officer's Certificate (the "Valuation Date") (calculated in accordance with Section 8.4(c)) equal to such Damages.

         (b) Upon the earliest of: (i) receipt of written authorization from the Stockholders' Agent or from the Stockholders' Agent jointly with Parent to make such delivery, (ii) receipt of written notice of a final decision in arbitration of the claim, or (iii) in the event the claim set forth in the Officer's Certificate is uncontested by the Stockholders' Agent as of the close of business on the next business day following the forty-fifth (45th) day following receipt by the Escrow Agent of the Officer's Certificate; on the next business day the Escrow Agent shall deliver Parent Common Stock or other assets from the Escrow Fund to Parent having a value, as of the Valuation Date determined by the Officer's Certificate relating to a particular claim, equal to the amount of Damages to be paid (calculated in accordance with Section 8.4(c)).

         (c) For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued based on the average of the closing price of Parent Common Stock on the New York Stock Exchange for the ten (10) trading days ending on the trading day immediately preceding the Valuation Date; provided, that if the Parent Common Stock is no longer listed on the New York Stock Exchange, then such other principal U.S. national securities exchange (as defined in the Exchange Act) on which Parent Common Stock, or other applicable common stock, is then traded shall be used, or if such Parent Common Stock, or other applicable common stock, is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security or a Nasdaq SmallCap Market Security by the National Association of Securities Dealers, Inc., then such market system shall be used, or if such Parent Common Stock, or such other applicable common stock, is not listed or quoted on any of the foregoing, then the OTC Bulletin Board shall be used, or, failing that, by mutual agreement between Parent and the Stockholders' Agent.

         Section 8.5   Objections to Claims

         At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Parent Common Stock pursuant to Section 8.4 unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of Parent Common Stock then in the Escrow Fund in accordance with Section 8.4, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such forty-five
(45) day period.

         Section 8.6   Resolution of Conflicts; Arbitration

         (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Stockholders' Agent to respond in a written statement to the objection of the Stockholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Stockholders' Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

         (b) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 8.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

         (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Boulder or Denver, Colorado under the commercial rules then in effect of the American Arbitration Association. Parent, on the one hand, and the Company stockholders, on the other hand, shall each bear its/their own expenses (including, attorneys' fees and expenses) incurred in connection with any such arbitration. In the event the arbitrator or arbitrators find in favor of Parent as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by Parent will be charged against the Escrow

Fund in addition to the amount of the disputed claim; in the event the arbitrator or arbitrators find in favor of the Company stockholders as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by the Company stockholders will be paid by Parent (all such determinations to be made by the arbitrator or arbitrators). The fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be, as they may determine to be just and equitable (or, if not so allocated, shall be borne equally by Parent, on the one hand, and the Company stockholders, on the other hand).

         Section 8.7   Stockholders' Agent

         (a) Jesse Aweida shall be constituted and appointed as the Stockholders' Agent for and on behalf of the stockholders of the Company to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten
(10) days' prior written notice to all of the Company stockholders and to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company stockholders.

         (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

         (c)     The Stockholders' Agent will serve without compensation.

         Section 8.8   Actions of the Stockholders' Agent

         A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all of the Company stockholders and shall be final, binding and conclusive upon each and every Company stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every Company stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

         Section 8.9   Third-Party Claims

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

         In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Company stockholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall not have the right to settle and effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 8.5 or any other provision of this Article VIII to any claim by Parent against the Escrow Fund for indemnity in the amount of such settlement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1   Survival

         The representations and warranties of the Company contained herein shall survive until the end of the Escrow Period, except that the representations and warranties contained in Sections 2.2 (Capitalization; Title to the Shares), 2.3 (Authority), 2.14 (Taxes), 2.15 (Employee Benefit Plans) and
2.24 (Vote Required) shall survive until thirty (30) days after the expiration of the applicable statutes of limitations. The agreements set forth in this Agreement shall terminate at the Effective Time except to the extent certain agreements set forth herein by their terms call for action after the Effective Time.

         Section 9.2   Notices

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent, to:

                 Quantum Corporation
                 501 Sycamore Drive
                 Milpitas, CA 95035
                 Attention:     General Counsel
                 Facsimile No.: (408) 944-6581

                 with a copy (not notice) to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 525 University Avenue
                 Palo Alto, CA 94301
                 Attention:     Kenton J. King
                 Facsimile No.: (650) 470-4570

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

         (b) if to the Company, to:

               Benchmark Storage Innovations, Inc.
               3122 Sterling Circle
               Boulder, CO  80301
               Attention:     Lewis Frauenfelder, President
               Facsimile No.: (720) 406-5096

               with a copy (not notice) to:

               Ireland, Stapleton, Pryor & Pascoe, P.C.
               1675 Broadway, 26/th/ Floor
               Denver, CO  80202
               Attention:     John G. Lewis
               Facsimile No.: (303) 623-2062

         (c) if to the Stockholders' Agent, to:

               Jesse Aweida
               Aweida Ventures Management
               890 West Cherry Street, Suite 220
               Louisville, CO  80027
               Facsimile No.: (303) 664-9530

               with a copy (not notice) to:

               Alan Kenney, Esq.
               Aweida Ventures Management
               890 West Cherry Street, Suite 220
               Louisville, CO 80027
               Facsimile No.: (303) 664-9530

         Section 9.3   Interpretation

         When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 5, 2002. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.4   Counterparts

         This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more

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counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 9.5  Entire Agreement; Nonassignability; Parties in Interest

          This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) except as specifically stated in a particular section of the transaction documents referred to above, are not intended to confer upon any other person any rights or remedies hereunder, (c) except by operation of the Merger, shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 9.6  Severability

          In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 9.7  Governing Law

          THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE DELAWARE GENERAL CORPORATION LAW IS MANDATORILY APPLICABLE HERETO. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in California;
(b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2 hereof.

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          Section 9.8  Rules of Construction

          The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          Section 9.9  Specific Performance

          The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                            [Signature page follows]

          IN WITNESS WHEREOF, the Company, Parent, and the Stockholders' Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                     QUANTUM CORPORATION


                                     By: /s/ Rick Belluzzo
                                         -----------------

                                     Name: Rick Belluzzo

                                     Title: Chief Executive Officer


                                     BENCHMARK STORAGE INNOVATIONS, INC.


                                     By: /s/ Robert Beckemeyer
                                         ---------------------

                                     Name: Robert Beckemeyer

                                     Title: EVP Finance & Admin, CFO







                                     /s/ Jesse I. Aweida
                                         ----------------
                                     As Stockholders' Agent



                                     Name: Jesse I. Aweida